Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700
— NEWS RELEASE —
CALGON CARBON ANNOUNCES PRIVATE OFFERING
OF CONVERTIBLE SENIOR NOTES
PITTSBURGH, PA — August 14, 2006, Calgon Carbon Corporation (NYSE: CCC) announced today that it intends to offer, subject to market conditions and other factors, $65 million in aggregate principal amount of Convertible Senior Notes due 2036 (“Convertible Notes”). In addition, the company may issue up to an additional $10 million in aggregate principal amount of Convertible Notes upon exercise of an option to be granted to the initial purchasers.
The Convertible Notes will be senior unsecured obligations of the company. The Convertible Notes will be guaranteed on a senior unsecured basis by certain of the company’s domestic subsidiaries.
The Convertible Notes will pay interest semiannually. Prior to June 15, 2011, the Convertible Notes will be convertible into shares of the company’s common stock upon specified events, and thereafter, at any time. Upon conversion, the company will pay cash and deliver shares of the company’s common stock, if applicable.
The company expects to use the net proceeds from the offerings, along with borrowings under the company’s new revolving credit facility, to repay in full the outstanding indebtedness under the company’s existing revolving credit facility.
The offering is being made only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. None of the Convertible Notes (including any shares of common stock issuable upon conversion thereof) or the guarantees thereof have been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.
Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.
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Contact: Leroy Ball, senior vice president, chief financial officer, 412-787-6775